Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of July 1, 2011 (“Effective Date”) between diaDexus, Inc., a Delaware corporation (the “Company”), and Brian E. Ward, Ph.D. (“Executive”).

RECITALS:

A. The Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and

B. Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT; SERVICE ON BOARD OF DIRECTORS.

(a) Employment. The Company shall employ Executive upon the terms and subject to the conditions of this Agreement for the period of time commencing on July 1, 2011 (the “Commencement Date”) and continuing until the earliest to occur of: (i) the Company’s appointment of a permanent Chief Operating Officer (other than Executive), (ii) Executive’s resignation from employment or (iii) the termination of Executive’s employment as Interim Chief Operating Officer by the Company (such period of time, the “Employment Period”). Following the Employment Period, to the extent Executive is then a member of the Board of the Directors of the Company (the “Board”), Executive’s duties will revert to solely those of a member of the Board and Executive will continue to be compensated for Executive’s services only as a member of the Board in accordance with the Company’s policies as of such date.

(b) Service on Board of Directors. During the Employment Period, Executive shall serve as a member of the Board.

2. POSITION AND DUTIES.

(a) Position and Duties. In addition to Executive’s service on the Board, during the Employment Period, Executive shall serve as the Interim Chief Operating Officer of the Company. Executive shall have the duties, responsibilities and authority customarily associated with the position of Interim Chief Operating Officer of a company of comparable size and with a similar business as the Company and such other duties and responsibilities as the Board may request from time to time. Executive’s place of employment shall be the Company’s principal offices in South San Francisco, California.

(b) Performance of Duties. Executive shall report directly to the Board, and Executive shall devote Executive’s best efforts and substantially all of Executive’s business time, attention and energies (except for permitted vacation periods, reasonable periods of illness or other incapacity and, on or prior to October 31, 2011, Executive’s reasonable services to On-Q-Ity Inc.) to the business and affairs of the Company. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, and businesslike manner. Except with the prior written approval of the Board which approval shall not be unreasonably withheld, Executive during the Employment Period will not (i) accept any other employment with a third party, (ii) serve on the board of directors or similar body of any other business entity or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that in the determination of the Board is or may be competitive with, or that might place Executive in a competing position to, or otherwise conflict with, the interests of the Company or any of its affiliates. The Board has already consented to Executive’s continuing employment with On-Q-Ity Inc. on an on-call, part-time basis and Executive’s continuing service on each board of directors of which Executive is now a member as set forth on Exhibit A which consent shall continue until such time as the Board provides notice to the Executive that, in its reasonable judgment, such company competes with the Company, such service interferes with Executive’s duties as Interim Chief Operating Officer of the Company or places him in a competing position, or otherwise conflicts with, the interests of the Company.

3. BASE SALARY AND BENEFITS.

(a) Base Salary. During the Employment Period, Executive’s base salary shall be $380,000 per annum (as may be adjusted from time to time, the “Base Salary”), which shall be payable in such installments as is the policy of the Company with respect to its senior executive employees and shall be subject to required withholding obligations and authorized deductions. The Board shall review Executive’s Base Salary on a periodic basis, consistent with the Company’s compensation review practices.

(b) Target Bonus. For each calendar year ending during the Employment Period, Executive shall also be eligible to receive an annual target bonus of up to fifty percent (50%) of Executive’s Base Salary (the “Target Bonus”), which shall be payable upon such terms and conditions as may be determined by the Board or the Compensation Committee of the Board and mutually agreed upon with Executive. The payment of any Target Bonus shall be made to Executive at the same time as bonuses for other Company executives are paid, which shall, in any event, be prior to March 15 of the calendar year following the calendar year to which the Target Bonus relates. During calendar year 2011, Executive’s Target Bonus shall be pro-rated based on the number of actual months Executive is employed by the Company as Interim Chief Operating Officer.

(c) Benefits. During the Employment Period, Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally.

(d) Stock Option Grant. Subject to the approval of the Board or the Compensation Committee of the Board, as soon as administratively practicable after the

Commencement Date, the Company shall grant Executive pursuant to the Company’s Amended and Restated 1996 Stock Option Plan, as may be amended from time to time (the “Plan”), an option to purchase 170,000 shares of Company common stock for a per share exercise price equal to the closing trading price of a share of Company common stock on the date of grant (the “Stock Option”). The Stock Option shall vest and become exercisable with respect to 1/12th of the total number of shares of Company common stock initially subject to the Stock Option on each monthly anniversary of the Commencement Date such that the Stock Option shall be fully vested and exercisable on the first (1st) anniversary of the Commencement Date, subject to Executive’s continued service to the Company as an employee through each vesting date. Notwithstanding the foregoing, the Stock Option shall fully vest immediately prior to the occurrence of an event described in Section 5(o)(1) of the Plan if Executive remains employed by the Company through the date of such event. At the end of the Employment Period, the Stock Option shall cease to vest and the portion of the Stock Option that is unvested as of Executive’s termination of employment shall automatically terminate if the vesting is not accelerated by the Board, in its sole discretion, prior to the thirtieth (30th) day following Executive’s termination of employment; provided, that the Board may, in its sole discretion, provide that a portion of the unvested shares subject to the Stock Option remain outstanding and commence vesting, in each case, in an amount commensurate with any position on the Board Executive assumes or retains at the end of the Employment Period, and with vesting terms commensurate with such position. The Stock Option otherwise shall be subject to the terms and conditions set forth in the Plan and in the Company’s standard form of stock option agreement.

(e) Temporary Housing. The Company shall reimburse Executive up to $5,000 per month for temporary housing expenses in the South San Francisco, California area for up to six months following the Commencement Date. Executive shall be required to submit receipts in accordance with Company policy prior to reimbursement.

(f) Travel Expenses. The Company shall reimburse Executive up to $3,000 per month for travel expenses between the San Francisco Bay Area and Boston, Massachusetts for up to six months following the Commencement Date. Executive shall be required to submit receipts in accordance with Company policy prior to reimbursement.

(g) Relocation Expenses. The Company shall reimburse Executive up to $25,000 for reasonable expenses to relocate Executive’s household to the San Francisco Bay Area after September 1, 2011. Executive shall be required to submit receipts in accordance with Company policy prior to reimbursement.

(h) Temporary Automobile Reimbursement. The Company shall reimburse Executive up to $1000 per month through September 1, 2011 for Executive’s temporary automobile expenses related to Executive’s performance of services in the South San Francisco, California area. Executive shall be required to submit receipts in accordance with Company policy prior to reimbursement.

(i) Expense Reimbursement. The Company shall reimburse Executive for any other business expenses that are reasonable and necessary for Executive to perform, and were incurred by Executive in the course of the performance of Executive’s duties pursuant to this Agreement and in accordance with the Company’s general policies. Such expenses shall be reimbursed upon Executive’s submission of vouchers and an expense report in such form as may be required by the Company consistent with the Company’s policies in place from time-to-time.

4. TERMINATION OF EMPLOYMENT; SEVERANCE.

(a) At-Will Employment. The Board may terminate Executive’s employment with the Company at any time and for any reason, with or without cause, subject to the provisions hereof. Executive acknowledges that Executive is, and at all times shall be, an employee at will of the Company and nothing contained herein shall be construed to alter or affect such employee at-will status. Executive may terminate his employment with the Company at any time, for any or no reason, subject to the provisions hereof. Inclusion under any benefit plan or compensation arrangement will not give Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.

(b) Termination of Employment. In the event of Executive’s termination of employment for any or no reason, then Executive shall not be entitled to any compensation following Executive’s termination of employment other than the payment of accrued but unpaid Base Salary and such other amounts as may be required by applicable law.

(c) Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices, if any, then held with the Company or any of its affiliates and, upon written request from the Company, resign any directorships then held with the Company or any of its affiliates.

5. CONFIDENTIALITY AGREEMENT. As a condition to employment hereunder, Executive shall enter into the Company’s standard Proprietary Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), which is incorporated herein by reference.

6. EXECUTIVE REPRESENTATIONS.

(a) No Breach. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, (ii) other than Executive’s Separation Agreement and Proprietary Information and Invention Assignment Agreement with In-Q-Ity Inc., Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

(b) Policies. Executive shall adhere to all policies and procedures established by the Company from time to time in its discretion, generally applicable to all executives of the Company and disclosed to Executive, including without limitation, any policies related to sexual harassment, anti-discrimination and similar employment practices.

(c) Voluntary Agreement. Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, and that to the extent, if any, that he desired, he availed himself of such right. Executive further represents that he has carefully read and fully understands all of the provisions of this Agreement, that he is competent to execute this Agreement, that his agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

7. NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be delivered personally to the recipient, delivered by United States Post Office mail (postage prepaid and return receipt requested), faxed to the intended recipient at the number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

diaDexus, Inc.

343 Oyster Point Boulevard

South San Francisco, CA 94080

Attention: Board of Directors

Telephone: (650) 246-6482

Fax: (650) 246-6439

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Robert A. Koenig, Esq.

Telephone: (650) 328-4600

Fax: (650) 463-2600

If to Executive, to the address noted on the signature page of this Agreement, with a copy to:

Brian Ward PhD

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been delivered and received (a) when delivered, if personally delivered, sent by fax or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail.

8. SECTION 409A.

(a) Specified Employee. Notwithstanding any provision herein to the contrary, if Executive is deemed by the Company at the time of Executive’s “separation from service” (within the meaning of Section 409A of the Code) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(b) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

9. PARACHUTE PAYMENTS.

(a) Parachute Payments. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and Executive will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

(b) Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 10(a). If the firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within fifteen (15) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

10. GENERAL PROVISIONS.

(a) Complete Agreement; Survival. This Agreement, together with the Confidentiality Agreement, embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The representations, warranties, covenants and agreements made herein shall, as applicable, survive any termination of this Agreement in accordance with their respective terms.

(b) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of Executive under this Agreement shall not be assigned without the prior written consent of the Company.

(c) Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

(d) Amendment and Waiver. The provisions of this Agreement may be amended and waived by mutual agreement of the parties only by a written instrument executed by the Company and Executive which makes express reference to this Agreement and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(e) Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(g) Construction. The parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

DIADEXUS, INC. July 12, 2011

By:	/s/ Lori Rafield
Authorized Signatory

EXECUTIVE

/s/ Brian E. Ward, Ph.D.
Brian E. Ward, Ph.D.

Address for Notice:

343 Oyster Point Blvd.

So. San Francisco, CA 94080

Exhibit A

Current Board of Director Service

diaDexus Inc.